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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 2) (1)


                               Edison Schools Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 Class A Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   281033100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-(c)

          [_]  Rule 13d-1(d)



----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/98)
                                Page 1 of 8 Pages

CUSIP No. 281033100                      13G                   Page 2 of 8 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     J.P. Morgan Chase & Co.
     (f/k/a J.P. Morgan & Co. Incorporated)

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     13-2625764
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER             0 SHARES

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER           91,816 SHARES

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER        0 SHARES

  REPORTING
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER      91,816 SHARES

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     91,816 SHARES
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not applicable                                                       [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 8 Pages

CUSIP No. 281033100                      13G                   Page 3 Of 8 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS

     J.P. Morgan Capital Corporation

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     13-3610583
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER             0 SHARES

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER           91,816 SHARES

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER        0 SHARES

  REPORTING
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER      91,816 SHARES

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     91,816 SHARES
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not applicable                                                       [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 3 of 8 Pages

CUSIP No. 281033100                      13G                   Page 4 Of 8 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     J.P. Morgan SBIC LLC
     (f/k/a J.P. Morgan Investment Corporation

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     51-0304608
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER             0 SHARES

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER           91,816 SHARES

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER        0 SHARES

  REPORTING
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER      91,816 SHARES

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     91,816 SHARES
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not applicable                                                       [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 4 of 8 Pages

CUSIP No. 281033100                      13G                   Page 5 Of 8 Pages


Item 1(a).  Name of Issuer:

            Edison Schools Inc. (the "Company")

Item 1(b).  Address of Issuer's Principal Executive Offices:

            521 Fifth Avenue, 15th Floor
            New York, NY  10175

Item 2(a).  Name of Person Filing:

            J.P. Morgan Chase & Co. (f/k/a J.P. Morgan & Co. Incorporated) J.P. Morgan Capital Corporation
            J.P. Morgan SBIC LLC (f/k/a J.P. Morgan Investment Corporation)

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            JPMorgan Partners
            1221 Avenue of the Americas
            New York, NY  10020

Item 2(c).  Citizenship:

            Delaware

Item 2(d).  Title of Class of Securities:

            Class A common stock, par value $.01 per share

Item 2(e).  CUSIP Number:

            281033100

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            Not applicable.

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          91,816 shares. Includes 9,182 shares of class B common stock, par value $.01 per share, of the Company. Each share of class B common stock is convertible at any time, at the option of the holder, into one share of class A common stock. Does not include any shares of class A common stock or any shares of class B common stock that may still be pledged to JPMorgan Chase Bank, an affiliate of the reporting persons.

                                Page 5 of 8 Pages

CUSIP No. 281033100                      13G                   Page 6 Of 8 Pages


     (b)  Percent of class:

          0.2% - Percentage is based upon 51,459,492 shares of class A common stock outstanding.

     (c)  Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote: 0 shares

         (ii)  Shared power to vote or to direct the vote: 91,816 shares

         (iii) Sole power to dispose or to direct the disposition of: 0 shares

         (iv) Shared power to dispose or to direct the disposition of: 91,816 shares


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         An affiliate of the reporting persons has the right to receive dividends from, and the proceeds from the sale of, certain of the shares reported in this statement. Such interest relates to less than five percent of the class of securities reported in this statement.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         See Exhibit 1.


Item 8.  Identification and Classification of Members of the Group.

         Not applicable.


Item 9.  Notice of Dissolution of Group.

         Not applicable.


Item 10.  Certifications.

          By signing below each of the undersigned certifies that, to the best of each of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 6 of 8 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this amendment is true, complete and correct.


                                               February 14, 2002
                                    ----------------------------------------
                                                     (Date)

                                    J.P. Morgan  Chase & Co.
                                    (f/k/a J.P. Morgan & Co. Incorporated)


                                    By: /s/ Susan S. Spagnola
                                        ---------------------------------------
                                         Name:   Susan S. Spagnola
                                         Title:  Assistant Corporate Secretary


                                    J.P. Morgan Capital Corporation


                                    By:   /s/ Jeffrey C. Walker
                                         ---------------------------------------
                                         Name:  Jeffrey C. Walker
                                         Title: President


                                    J.P. Morgan SBIC LLC
                                    (f/k/a J.P. Morgan Investment Corporation)


                                    By:   /s/ Jeffrey C. Walker
                                         ---------------------------------------
                                         Name:  Jeffrey C. Walker
                                         Title: President


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


                               Page 7 of 8 Pages

                                   EXHIBIT 1

     The shares of Edison Schools Inc. reported herein are directly held by J.P. Morgan SBIC LLC (f/k/a J.P. Morgan Investment Corporation), which is an indirect subsidiary of J.P. Morgan Capital Corporation, which is a subsidiary of J.P. Morgan Chase & Co. (f/k/a J.P. Morgan & Co. Incorporated).

     The undersigned hereby consent and agree to the joint filing on behalf of each of them of this Schedule 13G Amendment No. 2.



                                               February 14, 2002
                                    ----------------------------------------
                                                     (Date)

                                    J.P. Morgan  Chase & Co.
                                    (f/k/a J.P. Morgan & Co. Incorporated)


                                    By:  /s/  Susan S. Spagnola
                                         ---------------------------------------
                                         Name:  Susan S. Spagnola
                                         Title: Assistant Corporate Secretary


                                    J.P. Morgan Capital Corporation


                                    By:  /s/ Jeffrey C. Walker
                                         ---------------------------------------
                                         Name:  Jeffrey C. Walker
                                         Title: President


                                    J.P. Morgan SBIC LLC
                                    (f/k/a J.P. Morgan Investment Corporation)


                                    By:  /s/ Jeffrey C. Walker
                                         ---------------------------------------
                                         Name:  Jeffrey C. Walker
                                         Title: President


                               Page 8 of 8 Pages